Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Anbio Biotechnology of our report dated April 28, 2025, with respect to the consolidated balance sheets of Anbio Biotechnology and its subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the two years ended December 31, 2024 and 2023 and the related notes, included in its Annual Report on Form 20-F. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

July 9, 2026